COMMON STOCK PURCHASE AND RIGHT OF
                     FIRST REFUSAL AGREEMENT


     This Common Stock Purchase and Right of First Refusal Agreement (the "Agreement") is made this 30th day of July, 1997 by and between L.E. Smith, Dan Page and J. Eric Hendrickson (collectively "Smith, Page and Hendrickson") and William T. Williams, Sr. and Virginia C. Williams/William T. Williams, Jr. and Allison Williams ITTN ("Williams").

                            Recitals

     Whereas, pursuant to a letter of intent agreement dated July 29, 1997 by and between Smith, Page and Hendrickson and Innovo Group Inc. ("Innovo Group") and Patricia Anderson-Lasko, Smith, Page and Hendrickson propose to purchase, and Innovo Group proposes to sell to Smith, Page and Hendrickson, certain shares of the common stock, par value $.01 per share, of Innovo Group ("common stock") (such proposed transaction referred to hereinafter as the "Share Purchase"); and

     Whereas, in May, 1997, Williams acquired 1,500,000 shares of common stock ("the Conversion Shares") upon the conversion of a $175,000 Innovo Group 10% Unsecured Convertible Promissory Note, and acquired 500,000 shares of common stock (the "Warrant Shares") upon the exercise of an Innovo Group Class J common stock purchase warrant; and

     Whereas,  in connection with and as a condition of the Share
Purchase Smith, Page and Hendrickson wish to acquire the Warrant
Shares, and wish to obtain from Williams certain restrictions on the resale of the Conversion Shares and certain rights to purchase the Conversion Shares; and

     Whereas, Williams is willing to sell to Smith, Page and Hendrickson the Warrant Shares, on the terms and conditions set forth herein, and as an inducement to the purchase of the Warrant Shares, and to the Share Purchase, is willing on the terms and conditions set forth herein to grant to Smith, Page and Hendrickson and to Innovo Group (which is deemed an intended third party beneficiary of this Agreement) certain restrictions on the resale of the Conversion Shares and certain rights to purchase the Conversion Shares;

     Therefore, Smith, Page and Hendrickson and Williams agree as follows:

                            Agreement

1. Closing. The closing of the transactions contemplated by this Agreement ("the Closing") shall take place at the offices of Innovo Group immediately following the closing of the Share
Purchase.

2. Purchase of Warrant Shares. Within 10 business days of the Closing, Smith, Page and Hendrickson shall purchase, and Williams shall sell to Smith, Page and Hendrickson, the Warrant Shares for an aggregate price of $67,500.00. Within 10 business days of the Closing or within thirty (30) days following the Closing, Smith, Page and Hendrickson shall deliver to Williams payment of immediately available funds in the form of a cashier's check, wire transfer, or such other form of payment as Williams may agree to, and Williams shall deliver to Smith, Page and Hendrickson the certificate for the Warrant Shares, properly endorsed and with appropriate stock powers.

3. Restriction on Resale of Conversion Shares. Williams hereby agrees that, upon and conditioned upon the occurrence of the Closing, for a period of one year from the Closing he will not, without the written permission of Smith, Page and Hendrickson, obtained as to each offer and sale, offer for sale or sell any of the Conversion Shares, provided, however, that this restriction shall not apply to a sale of the Conversion Shares in response to an offer made generally to all stockholders of Innovo Group in connection with a proposed or intended acquisition of a controlling interest in Innovo Group ("a Merger Offer").

4.  Right of First Refusal on Purchase of Conversion Shares.
Upon and conditioned upon the occurrence of the Closing, Williams hereby grants, first to Smith, Page and Hendrickson and then to Innovo Group, the right ("the Right") to purchase any of the Conversion Shares that he offers or intends to offer for sale during the period which commences on the first anniversary of Closing and ends on the second anniversary of Closing ("the Right Period"). The Right shall entitle Smith, Page and Hendrickson first, and then Innovo Group to the extent the Right is not exercised by Smith, Page and Hendrickson, to purchase Conversion Shares, when and if Conversion Shares are offered by Williams during the Right Period, at the following prices ("the Right Prices");

     (a) With respect to any offer or sale which Williams proposes to make ("a Proposed Sale") except for a Proposed Sale which is in response to a Merger Offer, at a per share price equal to 75% of the average closing bid price, as reported on the NASDAQ SmallCap market or on such other market of exchange as at that time may be the primary trading market for the common stock, for the five trading days prior to the receipt by Smith, Page and Hendrickson of the notice of Proposed Sale ("the Proposed Sale Notice") delivered to Smith, Page and Hendrickson by Williams pursuant to section 5(a) below;

     (b)  With respect to a Proposed Sale in response to a Merger
     Offer, at the price and on the terms contained in the Merger
     Offer.

5.  Notice of Proposed Sale; Exercise of the Right.

     (a) At any time during the Right Period as Williams determines to offer and sell any of the Conversion Shares (Williams having no obligation to so determine during the Right Period), he shall first deliver to Smith, Page and Hendrickson and to Innovo Group a Proposed Sale Notice. The Proposed Sale Notice shall be delivered to Smith, Page and Hendrickson not less than five (5) days before Williams proposes to (i) place an order for the sale of any of the Conversion Shares, or (ii) sell, in a non-market transaction (i.e., a private sale) ("a Private Sale") or in response to a Merger Offer, any of the Conversion Shares. The Notice of Proposed Sale shall set forth the number of Conversion Shares Williams proposes to offer or sell ("the Offered Shares"), the manner (i.e., a market transaction or a private sale) in which Williams proposed to sell the Offered Shares, the date on which Williams proposes to offer or sell the Offered Shares, and, in the case of a Private Sale or a Merger Offer, the identity of the proposed purchaser of the Offered Shares and the per share price and other terms or conditions of the Proposed Sale. If, at the time of the delivery of the Proposed Sale Notice the reoffer or resale of the Offered Shares is the subject of an effective registration statement filed under the Securities Act of 1933 ("the 1933 Act") Williams shall also deliver to Smith, Page and Hendrickson the prospectus constituting a part of such registration statement.

     (b) Within three (3) business days after the receipt of the Proposed Sale Notice, Smith, Page and Hendrickson and Innovo Group shall deliver to Williams a notice ("the Response Notice") indicating whether, as to what number of Offered Shares ("the Exercised Shares"), first Smith, Page and Hendrickson and then Innovo Group elects to exercise the Right. Smith, Page and Hendrickson and Innovo Group may exercise the Right;

          (i) as to a Proposed Sale that is a Private Sale or in response to a Merger Offer, either in the aggregate to none of the Offered Shares or in the aggregate to all of the Offered Shares:

          (ii) as to any other Proposed Sale, for any number to Offered Shares, up to the total number of Offered
          Shares.

          The failure of Smith, Page and Hendrickson or Innovo Group to deliver a Response Notice within the time period set forth in this subsection (b) shall be deemed an election by Smith, Page and Hendrickson or Innovo Group not to exercise the Right with respect to the Offered Shares.

     (c) To the extent that Smith, Page and Hendrickson and Innovo Group indicate in the response notice that they do not intend to exercise the Right with respect to Offered Shares, Williams shall, upon receipt of the Response Notice, be free to proceed with the Proposed Sale as described in, or on terms essentially the same as described in, the Proposed Sale Notice.

     (d) To the extent Smith, Page and Hendrickson and Innovo Group elect to exercise the Right with respect to Offered Shares, Smith, Page and Hendrickson and Innovo Group shall deliver to Williams within five (5) days of the delivery of the Response Notice payment for the Exercised Shares, at the Right Price, in immediately available funds in the form of a cashier's check, wire transfer, or such other form of payment as Williams may agree to, and Williams shall deliver to Smith, Page and Hendrickson and Innovo Group certificates for the Exercised Shares, endorsed to Smith, Page and Hendrickson or Innovo Group as to the number of Exercised shares being purchased by each, together with appropriate stock powers. The failure of Smith, Page and Hendrickson or Williams to deliver such payment within the time period set forth in this subsection (d) shall be deemed a forfeiture of the Right with respect to the Exercised Shares, and Williams shall be free to proceed with the Proposed Sale of the Exercised Shares as described in, or on terms essentially the same as described in, the Proposed Sale Notice.

6. Restricted Securities

     (a) The Warrant Shares are being offered and sold, and to the extent not the subject of an effective registrations statement, the Exercised Shares would be offered and sold, in a transaction that is exempt from registration under Sections 4(1) and /or 4(2) of the 1933 Act (such shares referred to herein as the "Restricted Shares"). As a result, the Restricted Shares will constitute "restricted securities" as that term is defined under the 1933 Act. Accordingly, the Restricted Shares may not be resold, in whole or in part, unless they are the subject of registration under the 1933 Act and any applicable state securities laws, or there is available an exemption from such registration. A legend, as follows, will be placed on any certificate or certificates representing the Restricted
     Shares:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN THE SUBJECT OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE 1933 ACT") OR UNDER ANY STATE SECURITIES LAWS. THE SHARES HAVE BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TOWARD THE RESALE OR DISTRIBUTION THEREOF. SUCH SHARES MAY NOT BE TRANSFERRED OR DISPOSED OF IN THE ABSENCE OF REGISTRATION WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER OR DISPOSITION DOES NOT VIOLATE THE 1933 ACT, THE RULES AND REGULATIONS THEREUNDER, OR ANY APPLICABLE STATE SECURITIES LAWS. IN CONNECTION WITH COMPLIANCE WITH THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, NO TRANSFER OF THESE SHARES SHALL BE MADE UNLESS THE CONDITIONS SPECIFIED HEREIN ARE SATISFIED."

7. Representations and Warranties of Smith, Page and Hendrickson.

     (a) Each of Smith, Page and Hendrickson have the full power and authority to enter into this Agreement and have taken all action or will use their best efforts to take all action, personal, corporate and otherwise, necessary to authorize the execution, delivery and performance of this Agreement, the completion of the transaction contemplated hereby and the execution and delivery on behalf of Smith, Page and Hendrickson of any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement.

     (b) No consent or approval of any court, governmental agency or other public authority, or of any other person, corporation or entity with any actual or alleged interest is required as a condition to (i) the validity or enforceability of this Agreement of any other instruments to be executed by Smith, Page and Hendrickson to effectuate this Agreement, or (ii) the completion or validity of any of the transactions contemplated by this Agreement. This Agreement has been properly executed and delivered by Smith, Page and Hendrickson and constitutes the valid and legally binding agreement of Smith, Page and Hendrickson and is enforceable against Smith, Page and Hendrickson in accordance with its terms.

     (c) No fees or commissions are payable by Smith, Page and Hendrickson by virtue or in connection with the transaction contemplated by this Agreement.

     (d) Smith, Page and Hendrickson are acquiring the Restricted
     Shares for their own account and not with a view towards the resale of distribution thereof. Smith, Page and Hendrickson are not acting as an underwriter or distributor as those terms are defined under the 1933 Act.

     (e) Each of Smith, Page and Hendrickson are an "accredited investor" as that term is defined in Regulation D under the 1933 Act and has such knowledge and expertise in financial and business matters that each of Smith, Page and Hendrickson is capable of evaluating the merits and risks involved in an investment in the Warrant Shares or the Offered Shares;

     (f) Smith, Page and Hendrickson understand that the Restricted Shares are being offered and sold to them in reliance on specific exemptions from the registration requirements of Federal and State securities laws and that Williams is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of Smith, Page and Hendrickson set forth herein in order to determine the applicability of such exemptions and the suitability of Smith, Page and Hendrickson to acquire the Shares.

     (g) Smith, Page and Hendrickson understand that the offer and sale of the Restricted Shares will not have been the subject of a registration statement filed under the 1933 Act, and as a result will be "restricted securities" as that term is defined under the 1933 Act. Accordingly, the Restricted Shares may not be resold, in whole or in part, unless they are the subject of registration under the 1933 Act and any applicable state securities laws, or there is available an exemption from such registration. A legend, as set forth in Section 5 of this Agreement, will be placed on any certificate or certificates representing the Restricted Shares.

     (h) Each of the representations by Smith, Page and Hendrickson shall be deemed to be repeated as of the date of any Response Notice.

8. Representations and Warranties of Williams.

     (a) Williams is a __________ duly organized, validly existing, and in good standing under the laws of the State of __________, and it has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Williams has full power and authority to carry on its business as it is now being conducted and to own its assets.

     (b) Williams has full power and authority to enter into this Agreement and has taken all action or will use its best efforts to take all action, personal, corporate and otherwise, necessary to authorize the execution, delivery and performance of this Agreement, the completion of the transaction contemplated hereby and the execution and delivery on behalf of Williams of any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement. Upon delivery of the Shares, and the payment therefore, good and clear title to the Shares will pass, free and clear of all restrictions on transfer, liens, encumbrances, security interests and claims whatsoever, to the Smith, Page and Hendrickson.

     (c) No consent or approval of any court, governmental agency or other public authority, or of any other person, corporation or entity with any actual or alleged interest in Williams is required as a condition to (i) the validity or enforceability of this Agreement of any other instruments to be executed by Williams to effectuate this Agreement, or
     (ii) the completion or validity of any of the transactions contemplated by this Agreement. This Agreement has been properly executed and delivered by the duly authorized officer of Williams, and constitutes the valid and legally binding agreement of Williams and is enforceable against Williams in accordance with its terms.

     (d) Williams knows of no outstanding claims against Williams for taxes which constitute a lien on the Shares being offered or sold hereunder.

     (e) No fees or commissions are payable by Williams by virtue or in connection with the transaction contemplated by this Agreement.

     (f) Each of the representations by Williams shall be deemed to be repeated as of the date of any Proposed Sale Notice.

9.  Indemnification.

     (a) Each of Smith, Page and Hendrickson, and Williams (each being a "Party") agrees to indemnify each of other Party, and their, heirs, successors, assigns, agents and affiliates, and hold each of the other Party and their heirs, successors assigns, agents and affiliates, harmless from and against any and all losses, damages, liabilities, costs and expenses which it or any of them may sustain or incur in connection with the breach by the indemnifying Party of, or any misrepresentation or inaccuracy contained in, any representation, warranty or covenant made by that Party herein.

10. Arbitration. Each Party represents, warrants, covenants and agrees that any controversy or claim brought directly, derivatively or in a representative capacity by it, him or her in the capacity as a present or former securityholder, whether against Innovo Group, Smith, Page and Hendrickson or Williams, brought by a Party or in the name of a Party, or any shareholders, officers, directors, agents, affiliates, associates, employees or controlling persons a Party, including without limitation any controversy or claim relating this Agreement or to a purchase or sale of securities of Innovo Group, shall be settled by arbitration under the Federal Arbitration Act in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In arbitration proceedings under this Section 9, the parties shall be entitled to any and all remedies that would be available in the absence of this Section 9 and the arbitrators, in rendering their decision, shall follow the substantive laws of the State of Delaware. This Section 9 shall apply, without limitation, to actions arising in connection the offer and sale of Innovo Group common stock or contemplated by this Agreement under any Federal or State securities laws.
The arbitration of any dispute pursuant to this Section 9 shall be held in Springfield, Tennessee.

     Notwithstanding the foregoing in order to preserve the status quo pending the resolution by arbitration of a claim seeking relief of an injunctive or equitable nature, any party, upon submitting a matter to arbitration as required by this
Section 9, may simultaneously or thereafter seek a temporary restraining order or preliminary injunction from a court of competent jurisdiction pending the outcome of the arbitration.

     This Section 9 is intended to benefit the shareholders, agents, affiliates, associates, employees and controlling persons of each Party, each of whom shall be deemed to be a third party beneficiary of this Section 9, and each of whom may enforce this
Section 9 to the full extent that the Party could do so if a controversy or claim were brought against it.

11.  Miscellaneous.

     (a) Modification; Complete Agreement. This Agreement (i) may only be modified by a written instrument executed by Smith, Page and Hendrickson and Williams, (ii) sets forth the entire understanding between Smith, Page and Hendrickson and Williams with respect to the subject matter hereof; and
     (iii) shall inure to the benefit of, and be binding upon Innovo Group and Smith, Page and Hendrickson and Williams their respective heirs, legal representatives and successors.

     (b) Waiver. Any of the terms and conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the Party that is entitled to the benefit thereof. Any waiver of any provision of this Agreement shall be binding only is set forth in an instrument in writing signed on behalf of such Party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision of this Agreement, and no waiver of a provision shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver.

     (c) Governing Law. This Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be wholly performed therein.

     (d) Fees and Expenses. Each Party shall bear their own respective expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

     (e) Transfers and Assignments. Neither this Agreement nor any of the rights of hereunder may be transferred or assigned except as provided herein.

     (f) Gender. Unless the context otherwise requires, all personal pronouns used in this Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders.

     (g) Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning of interpretation of this Agreement.

     (h) Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     (i) Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by express mail or such other similar service (i.e., Federal Express), or mailed by certified or registered mail, return receipt requested, postage prepaid, as follows:


if to Smith, Page or Hendrickson:

                    L.E. Smith or Dan Page or Eric Hendrickson
                    27 North Main Street
                    Springfield, Tennessee 37172


                           with a copy to:



if to Williams:
                    William T. Williams , Sr.
                    2800 S. Ocean Blvd. #21M
                    Boca Raton, Florida   33432-8381

                           with a copy to:


if to Innovo Group:

                    Innovo Group Inc.
                    27 North Main Street
                    Springfield, Tennessee 37172
                    Attn:  Patricia Anderson-Lasko, President

                           with a copy to:

                    Sims, Moss, Kline & Davis LLP
                    400 North Park Center
                    Suite 310
                    1000 Abernathy Road, NE
                    Atlanta, Georgia, 30328
                    Attn:  Jerry L. Sims, Esq.

or to such other address as a Party shall have designated to the other by like notice.


IN WITNESS WHEREOF, Smith, Page and Hendrickson and Williams have executed this Common Stock Purchase and Right of First Refusal
Agreement on the date first written above.

/s/L.E. Smith
_________________________
L.E. Smith

/s/Dan Page
_________________________
Dan Page

/s/Eric Hendrickson
_________________________
Eric Hendrickson

William T. Williams, Sr. and
Virginia C. Williams/William T. Williams, Jr.
and Allison Williams ITTN
By:  /s/William T. Williams, Sr.
     _________________________
     William T. Williams, Sr.
Title:    Partner
          ____________________